EXHIBIT 5


                    [LETTER HEAD OF DAVIS POLK & WARDWELL]



                                                   January 29, 1997



Footstar, Inc.
933 MacArthur Boulevard
Mahway, New Jersey 07430


Dear Sirs:

               We are acting as special counsel for Footstar, Inc. ("Footstar") in connection with the filing of a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended, with respect to 3,300,000 shares of common stock, par value $0.01 per share (the "Common Stock"), deliverable in accordance with the Footstar, Inc. 1996 Incentive Compensation Plan and 1996 Directors Stock Plan as referred to in such Form S-8 (the "Plan").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption and amendment of the Plan as we have deemed necessary or advisable for the purposes of this Opinion.

               Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan will be duly authorized, validly issued, fully paid and nonassessable.

               We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                       Very truly yours,


                                       /s/ Davis Polk & Wardwell
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